NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 13, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 30, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Fording Canadian Coal Trust and Teck Cominco Limited became effective before the opening on October 30, 2008. Each Unit of Fording Canadian Coal Trust was converted into US$82.00 in cash and 0.245 of a Class B Subordinate voting Share of Teck Cominco Limited for each Unit of Fording Canadian Coal Trust held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 30, 2008.